FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-207361-02

SUPPLEMENT
(To Prospectus Dated May 11, 2016)

$662,900,000 (Approximate)

CSAIL 2016-C6 Commercial Mortgage Trust
(Central Index Key Number 0001672609)

as Issuing Entity

Credit Suisse Commercial Mortgage Securities Corp.
(Central Index Key Number 0001654060)

as Depositor

Column Financial, Inc.

(Central Index Key Number 0001628601)

Benefit Street Partners CRE Finance LLC

(Central Index Key Number 0001632269)

The Bank of New York Mellon

(Central Index Key Number 0001497973)

MC-Five Mile Commercial Mortgage Finance LLC

(Central Index Key Number 0001576832)

The Bancorp Bank

(Central Index Key Number 0001505494)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-C6

This is a supplement to the prospectus dated May 11, 2016 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Collateral Updates

1.	Mission Ridge

With respect to the Mortgaged Property identified on Annex A-1 to the Preliminary Prospectus as Mission Ridge, the table titled “Lease Rollover Schedule” on page A-2-99 of the Preliminary Prospectus is replaced in its entirety with the following:

Year
	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	19,764	6.4%	NAP	NAP	19,764	6.4%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	19,764	6.4%	$0	0.0%
2016	0	0	0.0	0	0.0	19,764	6.4%	$0	0.0%
2017	0	0	0.0	0	0.0	19,764	6.4%	$0	0.0%
2018	1	1,791	0.6	54,428	0.6	21,555	6.9%	$54,428	0.6%
2019	1	18,044	5.8	555,214	6.1	39,599	12.7%	$609,642	6.7%
2020	0	0	0.0	0	0.0	39,599	12.7%	$609,642	6.7%
2021	0	0	0.0	0	0.0	39,599	12.7%	$609,642	6.7%
2022	6	96,103	30.9	2,937,157	32.4	135,702	43.7%	$3,546,799	39.2%
2023	2	175,000	56.3	5,512,500	60.8	310,702	100.0%	$9,059,299	100.0%
2024	0	0	0.0	0	0.0	310,702	100.0%	$9,059,299	100.0%
2025	0	0	0.0	0	0.0	310,702	100.0%	$9,059,299	100.0%
2026 & Beyond	0	0	0.0	0	0.0	310,702	100.0%	$9,059,299	100.0%
Total	10	310,702	100.0%	$9,059,299	100.0%

Credit Suisse
Lead Manager and Sole Bookrunner
Academy Securities Co-Manager
The date of this Supplement is May 13, 2016

2.	West LA Office - 2730 Wilshire

With respect to the Mortgaged Property identified on Annex A-1 to the Preliminary Prospectus as West LA Office – 2730 Wilshire, the largest tenant, Schaffell Development Co., representing 10,091 SF and 17.3% of the net rentable area, as part of its ongoing business strategy since 2001, subleases its space to various medical and healthcare professionals. Schaffell Development Co. leases space at other locations under a similar business model.